Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of the 15th day of June, 2026 (the “Effective Date”) by and between SAFESPACE GLOBAL CORPORATION, a Nevada corporation (“SSGC”), and Michael L. Hrynuik (“Executive”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Employment. SSGC hereby employs Michael L. Hrynuik, to serve SSGC as an Executive Officer and, specifically as its Chief Financial Officer (“CFO”), with such specific duties and responsibilities as may be required of such a CFO and as otherwise determined by the Chairman and Chief Executive Officer (“CEO”) and/or Board of Directors of SSGC (“BOD”) from time to time. Mr. Hrynuik (“Executive”) hereby accepts such Employment upon the terms and subject to conditions set forth in this Agreement. In performing his services to SSGC, the Executive will directly report and be subject to the direction of the CEO, The Employment of the Executive under this Agreement is referred to herein as the “Employment.”

2. Compensation.

A. Salary. Effective June 15, 2026, for the services rendered by Executive under this Agreement, the Executive will be paid a monthly salary fee of $16,667 (or $200,000 annualized) (the “Salary”). At the discretion of the BOD, Executive’s salary may be increased.

B. Bonus Target. Annually, the CEO and the BOD will determine achievement of predetermined key goals, and if Executive has accomplished those goals, Executive would be entitled to a bonus of up to 30% of annual salary.

(i) Key Goals. As detailed below, the following goals need to be met in order to achieve up to a 30% Bonus. Note: these are subject to be updated annually.

Assist in raising bridge financing,

Engage with investors and security counsel to complete bridge financing, Assist CEO with any ad-hoc items,

Attend BOD meetings and weekly executive meetings,

Chair a monthly Financial Review Meeting with senior management, Communicate with Audit Committee Chair at least monthly,

Assess accounting processes and close procedures to move toward a monthly close, Work with financial staff daily and monitor Accounting To-Do tasks.

Work with Auditor for 2025 re-audit,

Work with Auditor and finance staff and assist in preparations on all SEC filings, including 10-Q, 10-K, 8-K and other filings (Form 3, Form 4, etc…),

Review and enhance annual budget and present for acceptance by the BOD each fiscal year, Develop a Rest-of-Year (ROY) forecast updated monthly with actual and refreshed forecast numbers,

Work towards filling gaps and leading SSGC to an uplisting to a recognized stock exchange (American, Nasdaq, NYSE),

Monitor cash burn and create and enforce spending policies,

Develop and present to Executive Management monthly a 13-week Cash Flow Model,

Develop a Human Resources Committee (“HR Committee”) to evaluate employee policies and salary ranges for all positions, including international employees,

Review and enhance Internal Controls,

Develop and monitor Key Performance Indicators and report them to Senior Management, Review all Press Releases prior to publishing,

Assist in moving towards SSGC SOC II compliance,

Bonus achievement shall be measured objectively and paid unless the Compensation Committee reasonably determines otherwise.

C. Equity Incentives. In addition to base salary, Executive shall be entitled to the following equity incentive awards:

(i) Stock Grant. The Executive shall be granted by SSGC a stock grant of 2,000,000 shares of SSGC’s common stock. The stock grant shall be non-qualified and shall become fully vested as follows:

666,667 shares shall vest on June 1, 2027

666,667 shares shall vest on June 1, 2028

666,666 shares shall vest on June 1, 2029

In order to vest on the above stated dates, Executive will need to continue to be engaged by SSGC and providing services under this Agreement as an Executive of SSGC on the relevant vesting date. In the event of a Change of Control, the vesting will accelerate in full on the date of such Change of Control provided that this Agreement has not otherwise been terminated or expired.

(ii) Long-Term Incentives. The BOD or a committee of the BOD authorized to do so may grant Executive other long-term incentive awards, in the form of equity awards or cash incentives or otherwise, from time to time and in the discretion of the Board.

D. Benefits. During the term of this Agreement, Executive shall be entitled to participate in any employee benefit plans, programs and arrangements of SSGC in effect during the Employment period which are generally available to senior executives of SSGC (including, without limitation, group medical insurance plans, dental and vision plans, 401(k), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

E. Tax Withholding. All payments and benefits provided under this Agreement shall be subject to all applicable tax withholding obligations. SSGC may deduct and withhold from any payments or benefits otherwise payable to Executive such amounts as SSGC determines in good faith are required to be withheld pursuant to applicable tax laws. SSGC may satisfy such withholding obligations by (i) deducting amounts from cash compensation otherwise payable to Executive, or (ii) any other method permitted by applicable law. Without limiting the foregoing, as a condition to the issuance, vesting, or settlement of any shares or other equity-based compensation under this Agreement, Executive shall make such arrangements as SSGC may require for the satisfaction of any federal, state, local, or foreign tax withholding obligations arising in connection with such award. SSGC shall have the right to withhold from any compensation otherwise payable to the Executive, or to withhold or cancel shares otherwise deliverable under this Agreement, such number of shares or amount of cash as the Company determines is necessary to satisfy such withholding obligations arising in accordance with applicable law. In the event the Executive makes an election under Section 83(b) of the Internal Revenue Code (the “Code”) with respect to some or all of the shares or other equity-based compensation received under this Agreement, Executive agrees to notify SSGC at least five (5) business days in advance of such election so that provision for the withholding of taxes may be timely made.

3. Term and Survivability; “Cause” Defined. The term of this Agreement shall be for a period of thirty-six (36) months, beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without Cause (as defined below). If Executive is terminated for Cause, it shall become effective immediately upon written notice to the other party (including via email). If Executive is terminated without Cause, this Agreement shall terminate sixty (60) days following written notice of SSGC’s decision to terminate this Agreement (via email or otherwise). For purposes of this Agreement, “Cause” means, as determined in good faith by the BOD (or a committee authorized by the Board) after following the notice and opportunity-to-cure procedures in this definition, any of the following:

(a) the Executive’s willful misconduct or willful failure to substantially perform the Executive’s material duties to SSGC, after (i) written notice (including via email) from SSGC describing the specific conduct at issue in reasonable detail and (ii) the Executive’s failure to cure (if curable) within 30 days after receiving that notice;

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(b) the Executive’s material breach of this Agreement or any material written policy of SSGC that has been provided to the Executive, after (i) written notice (including via email) describing the breach in reasonable detail and (ii) the Executive’s failure to cure (if curable) within 30 days after receiving that notice;

(c) the Executive’s willful violation of any applicable law or regulation, or any willful violation of SSGC’s written code of conduct or ethics policy, in each case that results in, or could reasonably be expected to result in, material harm to SSGC or its reputation;

(d) the Executive’s commission of, indictment for (or entering a plea of guilty or nolo contendere to), or conviction of, (i) a felony or (ii) any crime involving fraud, theft, embezzlement, dishonesty, or moral turpitude;

(e) the Executive’s fraud, misappropriation, embezzlement, or other act of dishonesty involving SSGC or any of its affiliates, customers, vendors, or employees, whether or not prosecuted;

(f) the Executive’s material breach of fiduciary duty to SSGC or any of its affiliates, including misuse or unauthorized disclosure of Confidential Information or a material violation of any restrictive covenant owed to SSGC; or

(g) the Executive’s material failure to reasonably cooperate with (i) an internal investigation conducted by SSGC in good faith or (ii) a government or regulatory investigation relating to SSGC, in each case after written notice and a reasonable opportunity to comply.

For purposes of the foregoing definition, “willful” means an act or omission that is done, or omitted to be done, intentionally and in bad faith, without a reasonable belief that the act or omission was in (or not opposed to) the best interests of SSGC.

SSGC will provide the Executive with notice of SSGC’s intent to terminate the Executive’s employment for Cause, stating in reasonable detail the facts and circumstances supporting the determination. If the conduct is capable of cure, SSGC will provide the Executive the cure period described above. No cure period will be required for conduct described in clauses (c) through (f) or for any conduct that, by its nature, is not capable of cure.

4. Termination Fee. If this Agreement is terminated by SSGC for any reason other than for Cause or by Executive’s voluntary resignation by SSGC, the Executive shall be entitled to receive an Employment termination fee equal to six (6) months of the Salary at the rate in effect at such time as defined in Section 3.A. above (the “Termination Fee”). Also – any stock due to vest within the twelve months following the termination date will accelerate and vest immediately upon termination.

5. Termination.

A. Voluntary Termination: In the event Agreement is terminated because Executive voluntarily terminates the Employment before the termination date as defined in Section 5, then:

(1). SSGC will not pay the Termination Fee, or any portion thereof to the Executive; and

(2). Executive will receive any unpaid portion of the Salary that has accrued but not been paid through the date of such termination.

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B. Change in Control. If at any time during the term of the Employment, Executive is terminated other than for Cause within two (2) years after a Change in Control (as hereinafter defined) or in the ninety (90) days prior to a Change in Control upon the request of the acquiror, SSGC shall pay to Executive an amount equal to 2.99 multiplied by Executive’s maximum annualized Salary as described in Section 3.A. (or such lesser amount as may be necessary to avoid triggering an excise tax payable under §280G of the internal Revenue Code), payable in a lump-sum payment within fifteen (15) days of termination, but not earlier than the closing of the Change in Control. For purposes hereof, a “Change in Control” means the acquisition by any Person (as defined below) of beneficial ownership of securities of SSGC representing greater than 50% of the combined voting power of SSGC’s then outstanding voting securities. Person means any individual or entity (or group(s) thereof acting together), which such individual or entity (or group thereof) is not a beneficial owner of any of SSGC’s securities as of the date of this Agreement.

C. Termination for Cause. In the event Agreement is terminated by SSGC because Executive: (i) is convicted of (including a plea of guilty or no contest as to) any crime (whether or not involving SSGC) constituting a felony, indictable offense, or offense punishable by incarceration in excess of six months; (ii) has engaged in any substantiated act involving moral turpitude; (iii) Executive’s gross neglect or misconduct in the performance of Employment duties including the willful failure or refusal to perform such duties as may reasonably be assigned to Executive by the Board of Directors of SSGC consistent with Executive’s Chief Financial Officer position, or (iv) a material breach of any provision of this Agreement; provided, however, that with respect to clauses (iii) or (iv), SSGC will give to Executive advance notice so that they will have at least ten (10) business days to cure any such breach, the Termination Fee will not be payable; provided that in such event, however, SSGC would pay to Executive amounts due to Executive pursuant to Section 3 hereof prorated to the date of such termination.

D. By Death. The Agreement shall terminate automatically upon the death of Executive. In such event, SSGC shall pay to Executive or his estate any accrued but unpaid Salary and any Achievement Bonus Fees to the extent earned.

6. Limitation on Parachute Payments. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive with SSGC or any subsidiary or affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code (the “Code”), no payment or benefit shall be made or provided to the Executive or become vested, exercisable or payable, as applicable, (i) to the extent that such payment, right to exercise, vesting, or other benefit, taking into account all other payments, rights, or benefits to or for the Executive, or becoming vested, exercisable or payable, as the case may be, under this Agreement, all Other Agreements and all Benefit Arrangements, would cause any such payment, right to exercise, vesting or other benefit to which the Executive is or would be entitled under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment, right to exercise, vesting or other benefit to be considered a Parachute Payment. In the event that the receipt of any such payment, right to exercise, vesting, or other benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments or benefits (or the vesting or exercisability thereof) under this Agreement, any Other Agreements and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the right, payment or benefit to the Executive (or the vesting or exercisability thereof) under this Agreement be deemed to be a Parachute Payment. All determinations required to be made under this Section, including whether and when a reduction in rights, payments or benefits (or the vesting or exercisability thereof) is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by SSGC through the use of a certified public accounting firm reasonably selected by SSGC (the “Accounting Firm”) which shall provide detailed supporting calculations both to SSGC and the Executive within 15 business days of the receipt of a written request from SSGC or the Executive therefor. All fees and expenses of the Accounting Firm shall be borne solely by SSGC. Any determination by the Accounting Firm shall be binding upon SSGC and the Executive.

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7. Costs and Expenses of Executive Performance. All costs and expenses of Executive performance hereunder shall be borne by SSGC upon submission and approval of documentation of such costs and expenses in accordance with SSGC’s expense reimbursement policy.

8. Confidentiality. For a period of twenty-four (24) months from the termination of this Agreement, Executive agrees that they will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as proprietary or confidential by SSGC known, learned or acquired from SSGC by the Executive during the period of the Executive’s Employment by SSGC. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of SSGC, any of its affiliates, or proprietary or confidential information thereof or of third parties in the possession of SSGC or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by SSGC or any of its affiliates, including such information, knowledge, Trade Secret or data conceived, originated, discovered or developed by the Executive hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any trade secrets as defined in the Uniform Trade Secrets Act, including technical information, ideas, concepts, patterns, know-how, discoveries, inventions, processes, methods, formulas, customer lists, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, source and object codes, data, software, systems, programs, other works of authorship, improvements, developments, designs, devices, techniques or any compilation of information which is used in SSGC’s business or in the business of any of its affiliates.

Confidential Information and Trade Secrets shall not include, and the foregoing shall not apply to, information that is (i) generally available to the public other than a result of a disclosure by Executive; (ii) available to Executive on a non-confidential basis prior to the disclosure by SSGC to Executive; (iii) available to the Executive on a non-confidential basis from a source other than SSGC or its affiliates, provide, however, that such source is not bound by a confidentiality agreement; or (iv) required to be disclosed by Executive by law or pursuant to court order. Executive shall notify SSGC of any information that comes to its attention that might indicate that there has been a loss of confidentiality with respect to the Confidential Information.

9. Return of SSGC’s Proprietary Materials. Executive agrees to deliver promptly to SSGC on termination of this Agreement for whatever reason, or at any time SSGC may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information or information related to Proprietary Rights and any other documents of a confidential nature belonging to SSGC, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Executive may then possess or have under its control. Executive further agrees that upon termination of this Agreement, shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of SSGC.

10. Assignment of Proprietary Rights. Executive hereby assigns and transfers to SSGC all right, title and interest that Executive may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) conceived, created, developed, authored, reduced to practice, or otherwise made or contributed to, in whole or in part, by Executive, whether solely or jointly with others, during the period of Executive’s Employment to the extent that such Proprietary Rights: (i) relate to the Company’s business or actual or demonstrably anticipated research or development; (ii) result from any work performed by the Executive for the Company; or (iii) are created using the Company’s time, equipment, supplies, facilities, Trade Secrets, or Confidential Information.

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Executive acknowledges and agrees that SSGC shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Executive develops or prepares for SSGC hereunder during the period of Executive’s Employment by SSGC and that such work by Executive shall be work made for hire and that SSGC shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. With respect to all Proprietary Rights which are assigned to SSGC pursuant to this Section, Executive will assist SSGC in any reasonable manner for reasonable compensation to obtain for SSGC’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by SSGC, and Executive will execute, when requested, patent and copyright applications and assignments thereof and any other reasonable documentation needed to ensure or effect an assignment and/or transfer of any such Proprietary Rights to SSGC, or other persons designated by SSGC, and any other lawful documents deemed necessary by SSGC to carry out the purposes of this Agreement.

“Proprietary Rights” means all intellectual property and other proprietary rights, in any jurisdiction, whether now existing or later arising, including:

(a) all inventions, discoveries, developments, improvements, concepts, ideas, designs, know-how, techniques, methods, processes, formulas, algorithms, models, prototypes, works of authorship, and mask works, whether or not patentable or registrable, and all related documentation and materials;

(b) all patents and patent applications (including provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals, extensions, foreign counterparts, and any substitutions) and all rights to claim priority from any of the foregoing;

(c) all copyrights and copyrightable works (including software, source code, object code, firmware, databases, compilations, documentation, and audiovisual and literary works), and all registrations and applications for registration;

(d) all Trade Secrets and Confidential Information, and all rights in and to Trade Secrets under applicable law;

(e) all trademarks, service marks, trade names, logos, slogans, trade dress, domain names, and social media identifiers, together with all goodwill associated with any of the foregoing, and all registrations and applications for registration;

(f) all rights in data, datasets, and databases (including rights of extraction and reuse), and all related documentation and metadata;

(g) all rights of publicity, privacy, and moral rights (and any similar rights), to the extent relating to any works described above; and

(h) all other intellectual property and proprietary rights, and all claims, causes of action, and remedies relating to any of the foregoing (including for past, present, or future infringement, misappropriation, or violation), and all rights to sue and recover damages.

11. Trade Secrets of Others. Executive represents to SSGC that his performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or Trade Secrets acquired by Executive in confidence or in trust prior to the Employment by SSGC, and Executive will not disclose to SSGC, or induce SSGC to use, any confidential or proprietary information or material belonging to others. Executive agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

12. Other Obligations. Executive acknowledges that SSGC, from time to time, may have agreements with other persons which impose obligations or restrictions on SSGC regarding Proprietary Rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions made known to him in writing by SSGC and to act as may be reasonably required to discharge the obligations of SSGC thereunder.

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13. Directors and Officers Insurance. SSGC shall, at its own expense, always maintain an overall minimum of $2,000,000 (Two Million Dollars) Directors and Officers insurance with a minimum of

$1,000,000 for Side A Coverage.

14. Key Man Insurance. SSGC shall have the right to secure, in its own name or otherwise, and at its own expense, life, disability, accident or other insurance covering Executive and Executive shall have no right, title or interest in or to such insurance. Executive shall assist SSGC in procuring such insurance by submitting to reasonable examinations and signing such applications and other instruments as may be required by the insurance carriers to which applications is made for any such insurance.

15. Indemnification. SSGC shall, at its own expense, defend, indemnify and hold harmless the Executive from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys’ fees and disbursements, “Claims”)) (i) relating to or arising out of SSGC’s actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon information or direction provided by SSGC to Executive provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Executive’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right other than as may be directed or induced by SSGC for the services provided by Executive hereunder; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) any negligence, intentional misconduct or breach of any duty owed by Executive to SSGC under applicable laws (including any fiduciary duty arising under this Agreement or applicable laws) in connection with such performance. This indemnification is not voided by the termination of this agreement.

16. Non-Solicitation. Executive will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of SSGC, or otherwise seek to adversely influence or alter such individual’s relationship with SSGC; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of SSGC to terminate or otherwise alter his, her or its relationship with SSGC or any of its affiliates.

17. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Executive, the parties hereto acknowledge and agree that it would be difficult to measure the damage to SSGC from such breach, that injury to SSGC from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, SSGC, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without (i) the need of posting a bond or(ii) showing or proving any actual damage to SSGC.

18. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the state of Tennessee.

19. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

20. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive without the prior written consent of SSGC. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

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21. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

22. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof. Your Employment under this agreement is contingent upon a successful background check and other screening practices as required by SSGC.

23. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i)	If to SSGC:

SafeSpace Global Corporation

311 S. Weisgarber Road

Knoxville, TN 37919

(ii)	If to Executive:

Michael L. Hrynuik

100 W 89th St., Apt 2B

New York, NY 10024

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date received.

24. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which, when taken together, shall constitute one and the same instrument. Signatures to this Agreement delivered in electronic form, including via email of a scan of a manual signature or via electronic signatures hereto made using any commercially reasonable electronic signature service (e.g., Adobe Sign or DocuSign) shall be treated as original signatures to this Agreement for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the day and year first above written.

/s/ Michael L. Hrynuik
By:	Michael L. Hrynuik

/s/ Scott M. Boruff
By:	Scott M. Boruff
Its:	Chairman and CEO

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